Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196886

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 12 DATED DECEMBER 1, 2016
TO THE PROSPECTUS DATED APRIL 1, 2016

This supplement No. 12 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 12 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•an update to our valuation guidelines; and
•the recent share pricing information.
Update to our Valuation Guidelines
The second paragraph within the section titled Valuation Guidelines - Wholly Owned Properties located on page 113 is hereby replaced with the following:
Newly acquired wholly owned properties will initially be valued at cost and thereafter will join the quarterly appraisal cycle during the quarter following the first full calendar quarter in which we own the property. Development assets, if any, will be valued at cost plus capital expenditures and will join the quarterly appraisal cycle during the development stage as determined by the independent Valuation Advisor, but no later than completion. Acquisition costs and expenses incurred in connection with the acquisition of multiple wholly owned properties that are not directly related to any single wholly owned property generally will be allocated among the applicable wholly owned properties pro rata based on relative values. Properties purchased as a portfolio or held in a joint venture that acquires properties over time may be valued as a single asset.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from November 1 to November 30, 2016, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
November 1, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
November 2, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
November 3, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
November 4, 2016	$11.26	$11.30	$11.30	$11.31	$11.30
November 7, 2016	$11.27	$11.30	$11.31	$11.31	$11.30
November 8, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
November 9, 2016	$11.26	$11.30	$11.30	$11.31	$11.29
November 10, 2016	$11.26	$11.30	$11.31	$11.31	$11.30
November 11, 2016	$11.27	$11.30	$11.31	$11.32	$11.30
November 14, 2016	$11.28	$11.31	$11.32	$11.33	$11.31
November 15, 2016	$11.28	$11.32	$11.32	$11.33	$11.31
November 16, 2016	$11.28	$11.32	$11.32	$11.33	$11.31
November 17, 2016	$11.28	$11.32	$11.32	$11.33	$11.31
November 18, 2016	$11.28	$11.32	$11.32	$11.33	$11.31
November 21, 2016	$11.28	$11.32	$11.33	$11.34	$11.32
November 22, 2016	$11.28	$11.32	$11.33	$11.34	$11.32
November 23, 2016	$11.29	$11.33	$11.34	$11.35	$11.33
November 25, 2016	$11.29	$11.34	$11.34	$11.35	$11.33
November 28, 2016	$11.30	$11.34	$11.34	$11.35	$11.34
November 29, 2016	$11.30	$11.34	$11.34	$11.35	$11.34
November 30, 2016	$11.30	$11.34	$11.34	$11.35	$11.34

(1)	Shares of Class D common stock are currently being offered pursuant to a private placement offering.
Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.